ASHWORTH, MITCHELL, BRAZELTON, P.L.L.C.
                            4225 NORTH BROWN AVENUE
                           SCOTTSDALE, ARIZONA 85251


To the Board of Directors and Stockholders
Namibian Copper Mines, Inc.:

This is to confirm that the client-auditor relationship between Namibian Copper Mines, Inc. (The Company) and Ashworth, Mitchell, Brazelton, P.L.L.C., has ceased.

The opinions of Ashworth, Mitchell, Brazelton, P.L.L.C., on the balance sheet of the Company for the years ended December 31, 1998 and 1997 and for the period ended September 30, 1999, did not contain any adverse opinions or disclaimers of opinion , or modifications as to uncertainty, audit scope or accounting principals. There were no disagreements between the Company and Ashworth, Mitchell, Brazelton, P.L.L.C., on any matter of accounting principals or practices, financial statement disclosure, or auditing scope of procedures, which disagreements, if not resolved to the satisfaction of Ashworth, Mitchell, Brazelton, P.L.L.C., would have caused it to make reference to the subject matter of the disagreements in connection with its report.


                                         Sincerely,


                                     /s/ Ashworth, Mitchell, Brazelton, P.L.L.C.
                                         ---------------------------------------
                                         Ashworth, Mitchell, Brazelton, P.L.L.C.